Exhibit 23.5

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in Amendment No. 3 to the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by Spirit Finance Corporation and the references to the Rosen Consulting Group Market Study prepared for Spirit Finance Corporation wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Market Opportunity,” “Business and Properties” and “Experts” in the Registration Statement.

Dated: March 15, 2012

ROSEN CONSULTING GROUP

By	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	Executive Vice President